EMPLOYMENT AGREEMENT

This agreement has been made on the date set out below.

BETWEEN Neonode, Inc., hereafter “the Company” AND Mikael Hagman “the Employee”.

§ 1	Form of employment and position

The Employee is hereby employed as CEO.

The parties agree that the position entails duties and conditions of employment such that the employee shall be deemed to occupy a managerial or comparable position.

§ 2	Work duties

The Employee’s work duties shall accord with instruction, which may from time to time be given for the position of CEO. The Employee’s locality of employment is at present Sweden.

§ 3	Duration of the agreement and notice of termination

This agreement shall apply as of 2006-03-05 and indefinitely thereafter. The agreement may be terminated upon observance of a period of notice of termination of 12 months by the Company, and 6 months by the Employee. For the length of the employee’s seniority and service within the Company, the date of this agreement shall apply.

Upon termination by the Company, the Company is entitled to remove the Employee from the conduct of the Company’s affairs during the period of notice or part thereof.

In such a case, the Employee is entitled to assume other employment or to conduct his own business with no other restriction than that which appears in the provision of non-competition of this agreement.

If the Employee is removed from his conduct of the Company’s affairs, then all property which the Employee uses in connection with the employment shall be returned to the Company within five days, however in no case later than the date of the employment’s termination.

§ 4	Work hours and vacation

The Employee shall devote all of his work time to his post pursuant to this agreement, and according to the standard working hours of the Company.

Vacation shall consist of 30 vacation days per year pursuant to the provisions of law as may from time to time be applicable.

Vacations shall be planed in consultation with direct supervisor, and with respect to the business in the Company.

§ 5	Outside work

The Employee may not hold another employment or be engaged in another business without the expressed and written approval of the board, nor may the Employee otherwise he engaged in activities, which can detrimentally affect his employment under this agreement.

§ 6	Salary and Remuneration for board membership

Annual base salary applicable shall be 1.560.000 SEK.

A review of salary and benefits shall normally he made each year in connection with ordinary revision of the pay scale for the Company’s other employees. The first review of salary shall be made after six months.

According to the policy applicable to the Company the Employee is not entitled to receive remuneration for hoard membership in companies of the Company group.

No salary for overtime work or travel time shall be payable.

§ 7	Bonus and options

The Employee is engaged into a separate bonus arrangement, annually established in discretion by the Company. Current bonus program in appendix 1.

The Employee is engaged into a separate stock options agreement with the Company. Appendix 2.

§ 8	Pension and sickness benefits etc

In addition to benefits required by the national insurance act the Employee is entitled to the insurance policy of Neonode Inc. as may front time to time be applicable.

The Employee is also entitled to a pension benefit of 12% of the annual base salary per year, which will substitute the current scheme between the relevant employer and employee associations with regard to supplementary pension for salaried employees. By choosing a pension benefit the employee will not have the option to join “ITP tjanstepension” at any point of his employment with the Company

§ 9	Business Trips and parking lot provided by the employer

In connection with business trips, the Employee shall receive compensation according to the Company’s travel and subsistence allowance rules. In connection with such trips, the Employee shall comply with the provisions on travel and accommodation expenditures contained in those rules.

The Employee shall be provided a parking lot nearby the office in Stockholm

§ 10	Summary dismissal

The Company is entitled to summary dismiss the Employee, effective immediately, if the Employee has grossly neglected his statutory or contractual obligations. In the event of such summary dismissal the Employee forfeits any right to severance pay as well as the right to salary another employment benefits during the period or notice, if any.

§ 11	Severance

The Employee is entitled to severance pay if

a) the Company dismisses the Employee; or

b) the Employee terminates the agreement due to the Company’s breach of contract.

Severance pay shall he paid at the minimum amount based on the Employee’s salary at the time of the agreement’s termination, corresponding to 12 months base salary.

Severance pay shall be paid monthly following the termination of the employment contract. The Company will not pay social security fees on the severance pay or insurance premiums unless so required by statue or contract. Severance pay is not combined with vacation pay.

If the Employee during the period that severance pay is paid pursuant to the proceeding paragraph, assume employment with another employer or become engaged in his own business, then the Company shall be notified of such circumstance and in such a case deduction of the severance pay shall be made.

§ 12	Secrecy

The Employee agrees without any limitation in time not to disclose to third parties confidential information concerning the Company or any other company in the Company Group and their business activities.

“Confidential information”, as used in this provision means any information – technical, commercial or of any other nature – regardless of whether or not the information is documented, with the exception of information which is, or becomes generally known or which has come, or will come, to general knowledge other than through the Employee’s breach of this provision.

If the Employee commits a breach of the above secrecy undertaking the Employee shall, upon request by the Company pay a penalty of 250.000 SEK for each individual case. The Company is also entitled to damages above 250.000 SEK if the Employee’s breach of the secrecy agreement damage the Company for more than 250.000 SEK.

§ 13	Non-competition

The Employee agrees that during the period of employment and for a period of 12 months after termination of the employment, not to, either directly or indirectly, conduct or in any manner further activities that competes with the business activities of the Company.

If the Employee commits a breach of the above prohibition against competition, the Employee shall upon request by the Company pay a penalty of 500.000 SEK for each individual breach. The Company is also entitled to damages above 500.000 SEK if the Employee’s breach of the competition damage the Company for more than 500.000 SEK.

Payment of a penalty shall not prejudice the Company’s right to remedies other than damages due to breach of contract.

§ 14	Amendments

Only those amendments and addition to this agreement that are made in writing and signed by the parties are valid.

§ 15	Entire agreement

The agreement and its appendixes constitute the parties complete regulation of all questions which the agreement concerns. All written or undertakings or understandings which have proceeded the agreement or superseded by the contents of this agreement and its appendixes

§ 16	Governing law

This agreement and any dispute in connection with this employment relationship is governed by Swedish law and Swedish courts.

This agreement has been executed in two copies of which the parties have taken one each.
Stockholm 2006-11-30 Neonode Inc	Place and date

/s/ Per Bystedt	/s/ Mikael Hagman
Per Bystedt Chairman	Mikael Hagman

/s/ Magnus Goertz
Magnus Goertz Director

Appendix 1, bonus program

The Company and the Employee shall in good faith work out the details for a bonus program, where the Employee is entitled to a yearly bonus of maximum twelve months salaries.

Appendix 2, stock option program

The Employee is entitled to participate in the employee stock option program. The allocation to the Employee is 100.000 employee stock options at points in time over a period of 4 years.